Exhibit 99.1

PRESS RELEASE

5/08/14

Carlisle Companies Elects D. Christian Koch President and Chief Operating Officer

CHARLOTTE, NORTH CAROLINA, May 8, 2014 - The Board of Directors of Carlisle Companies Incorporated (NYSE:CSL) has elected D. Christian Koch (“Chris”) to the position of President and Chief Operating Officer, effective immediately.  He will report to David A. Roberts, who will continue to lead Carlisle as Chairman and Chief Executive Officer.  Mr. Roberts said, “I am pleased with the Board’s decision to elect Chris as President and Chief Operating Officer.  Chris and I have worked closely together for the past 12 years and I am very confident with Chris’ support we will continue the successful implementation of our strategic objectives.” Mr. Koch has been with Carlisle since 2008 and most recently served as Group President of the Diversified Products Group where he headed up 2 of Carlisle’s 4 business segments, Carlisle Brake & Friction and Carlisle FoodService Products, and prior to its sale, Carlisle Transportation Products.  In his new position he will be responsible for all 4 of Carlisle’s business segments.  The Segment Presidents, the Vice President of the Carlisle Operating System and the Vice President of Procurement will report directly to him.

Before joining Carlisle, Mr. Koch was the Vice President and General Manager of Asia Pacific Operations at  Graco Inc. (NYSE: GGG), after holding Vice Presidential, Marketing and General Management positions at the Company.    Mr. Koch serves as Lead Director of the Arctic Cat Incorporated (NASDAQ:ACAT) Board of Directors.

About Carlisle Companies Incorporated

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining and construction equipment, aerospace and electronics, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our worldwide team of employees, who generated $2.9 billion in net sales in 2013, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com